Exhibit 10.6

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

October 15, 2015

Dr. Zheng Wei

Connect Biopharm LLC

4128 Via Candidiz, Suite 145

San Diego CA 92130

Re:	Notice of Intention to Cease Prosecution of All National Phase Applications Corresponding to International Application [***]

Dear Dr. Wei:

Connect BioPharm LLC (referred to herein as “Company”) and Arena Pharmaceuticals, Inc. (“Licensor”) entered into an Exclusive License Agreement with an effective date of June 19, 2012 (the “Agreement”), which you signed on behalf of Company. For your convenience please find a copy of the Agreement attached.

This notice is provided pursuant to Section 5.3 (“Patent Prosecution and Maintenance”) of the Agreement. Section 5.3(a) specifies that Licensor may at any time cease to provide the Patent Prosecution Services (which are defined in the same Section to refer to the filing, prosecution and maintenance of License Patents and Program Patents), by written notice to Company. Licensor hereby provides written notice to Company that Licensor does not intend to continue providing these Patent Prosecution Services. If Company elects to assume responsibility for prosecuting and maintaining any of such applications Company shall have the right to do so at its own cost.

For the avoidance of doubt, this letter refers only to the transfer of responsibility for the prosecution of the above-identified applications. Ownership of the applications remains with Licensor. The obligations of Company under the Agreement, including the consultation provision of 5.3(b) and the notice provisions of Section 5.3(d), remain in effect.

If you have any questions, please contact [***].

Sincerely,

/s/ Steven W. Spector
Steven W. Spector
Executive Vice President and General Counsel